Exhibit 10.16

One Broadway, 8th Floor

Cambridge, MA 02142

Confidential

June 3, 2014

Patrick Loustau

665 Dodds Lane

Gladwyne, PA 19035

Re:	Employment Offer

Dear Patrick:

On behalf of Zafgen, Inc., a Delaware corporation (the “Company”), I am pleased to offer employment to you. The purpose of this letter is to outline the terms for your employment.

Position: Your initial position with the Company will be President, reporting to Zafgen’s Chief Executive Officer. This is a full-time role and it is understood and agreed that you will not engage in any other employment, consulting or other business activities (whether full-time or part-time) after the Start Date without prior written consent from the CEO.

Work Location. You will be based at the Company’s headquarters, currently in Cambridge, Massachusetts. You agree to travel as reasonably necessary to accomplish your job duties.

Start Date: Your first day of employment will be June 16, 2014, unless another date is agreed to by you and the Company. The actual first day of your employment shall be referred to in this document as the “Start Date.”

Salary: Effective on the Start Date, the Company will pay you a salary at the annual rate of $400,000 (a semi-monthly rate of $16,666.67). Your salary shall be subject to periodic review and adjustment at the discretion of the Company.

Bonus: You will be eligible to receive an annual performance bonus. The Company will target the bonus at up to 35% of your annual salary rate, pro-rated based on your Start Date for the first year. The actual bonus percentage is discretionary and will be subject to the Company’s assessment of your performance, as well as business conditions at the Company. The bonus also will be subject to approval by and adjustment at the discretion of the Company’s Board of Directors (the “Board”) and the terms of any applicable bonus plan. You must be employed on the date a bonus is paid to earn any part of the bonus.

Benefits: You will be eligible to participate in the employee benefits and insurance programs generally made available to the Company’s full-time employees, subject to the terms and conditions of those programs. Currently, the employee programs include health, life, disability and dental insurance. Details of these benefits programs, including mandatory employee contributions, will be made available to you when you start. You also will be eligible for up to 15 days of paid vacation per year, which shall accrue on a prorated basis. Other provisions of the Company’s vacation policy are set forth in the policy itself.

Stock Options: Subject to approval by the Board, you be granted an option (the “Option”) to purchase 1,757,000 shares (pre-split) of the Company’s common stock (equal to approximately 1.6% of the outstanding shares of the Company’s common stock on a fully diluted basis). Assuming the Start Date is prior to the Company’s IPO, which is expected to occur in June 2014, the exercise price for the Option will be the IPO share price as reported in the Company’s S-1. If the Option is issued after the IPO, the exercise price for the Option shall be at least equal to the fair market value of the Company’s common stock on the date of grant, which we expect will be the closing price of the Company’s stock on the NASDAQ. The Option will be governed by the Company’s stock option plan and associated stock option agreement (the “Equity Documents”) including with respect to vesting and exercise rights. The Option will vest over four years at the rate of 25% after twelve months of full time active employment and then 1/48th for each additional month of full time active employment after your Start Date until after four full years when the Option is fully vested. Notwithstanding the forgoing if a Change of Control (as defined in the Equity Documents”) occurs within 12 months of your Start Date, 25% of your then unvested options shall vest, effective upon the consummation of such Change in Control.

Relocation: The Company will provide reimburse you with up to seventy-five thousand dollars ($75,000) for moving costs from your home in connection with Executive’s relocation of Executive’s principal residence from Pennsylvania to the Boston/Cambridge area (“Relocation Amount”). The Company will provide local real estate assistance in connection with your home search and you must relocate by a date to be determined by the Chief Executive Officer after consultation with you (the “Date”). Acceptable uses of the Relocation Amount include temporary housing, moving expenses and trips from Pennsylvania for you and your spouse to search for a home (collectively, the “Relocation Expenses”). Appropriate supporting documentation (i.e., itemized receipts) of the Relocation Expenses must be submitted within 30 days after the Relocation Expenses were incurred and prior to reimbursement. The Company will determine in its reasonable, good faith judgment what, if any, of Executive’s reimbursed Relocation Expenses are for nondeductible expenses in accordance with applicable law and will comply with associated withholding and tax reporting obligations. In addition, provided you relocate prior to the Date, the Company will provide you with a one-time relocation bonus of $20,000, less applicable deductions and withholdings (the “Relocation Bonus”), payable on or before the Date. If you resign prior to the one year anniversary of the Start Date, you must repay all Relocation Expenses and the Relocation Bonus to the Company within ten (10) days of the date of termination (defined below) (the “Relocation Reimbursement”).

At-will Employment; Severance. Your employment is “at will,” meaning you or the Company may terminate it at any time for any or no reason. Similarly, the terms of employment outlined in this letter are subject to change at any time. In the event of the termination of your employment for any reason, the Company shall pay you the Accrued Obligations, defined as (1) your base salary through the date of termination, (2) an amount equal to the value of your accrued unused vacation days, and (3) the amount of any expenses properly incurred by you on behalf of the Company prior to any such termination and not yet reimbursed: In addition, if the Company terminates your employment without Cause or you resign for Good Reason, you shall be entitled to the following Termination Benefits in addition to the Accrued Obligations:

i) Continuation of your then base salary for a period of three (3) months from the date of termination a (“Salary Continuation Payments);

ii) if you are participating in the Company’s health plan benefits as of the date of termination, continuation of group health plan benefits to the extent authorized by and consistent with 29 U.S.C. § 1161 et seq. (commonly known as “COBRA”), with the cost of the regular premium for such benefits shared in the same relative proportion by the Company and you as in effect on the date of termination until the earlier of (i) three (3) months from the termination date; and (ii) the date you become eligible for health benefits through another employer or otherwise become ineligible for COBRA (“Health Benefits Continuation Payments”); and

Notwithstanding anything to the contrary in this letter agreement, you shall not be entitled to any Termination Benefits unless you first (i) enter into, do not revoke, and comply with the terms of a separation agreement in a form acceptable to the Company which shall include a release against the Company and related persons and entities (the “Release”); (ii) resign from any and all positions, including, without implication of limitation, as a director, trustee, and officer, that you then hold with the Company and any affiliate of the Company; and (iii) return all Company property and comply with any instructions related to deleting and purging duplicates of such Company property.

For purposes of this letter agreement:

“Cause” means any of the following: (i) dishonesty, embezzlement, misappropriation of assets or property of the Company; (ii) gross negligence, misconduct, neglect of duties, theft, fraud, or breach of fiduciary duty to the Company; (iii) violation of federal or state securities laws; (iv) breach of an employment, consulting or other agreement with the Company; (v) the conviction of a felony, or any crime involving moral turpitude, including a plea of guilty or nolo contendre; or (vi) continued non-performance or unsatisfactory performance of your responsibilities hereunder; and

“Good Reason” means that you have complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following actions undertaken by the Company without your express prior written consent: (i) the material diminution in your responsibilities, authority and function; (ii) a material reduction in your base salary, provided, however, that Good Reason shall not be deemed to have occurred in the event of a reduction in your base salary that is pursuant to a salary reduction program affecting substantially all of the senior level employees of the Company and that does not adversely affect you to a greater extent than other similarly situated employees; or (iii) a material change in the geographic location at which you must regularly report to work and perform services, except for required travel on the Company’s business. “Good Reason Process” means that (i) you have reasonably determined in good faith that a “Good Reason” condition has occurred; (ii) you have notified the Company in writing of the first occurrence of the Good Reason condition within 60 days of the first occurrence of such condition; (iii) you have cooperated in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) you terminate your employment within 60 days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

Representation Regarding Other Obligations: This offer is conditioned on your representation that you are not subject to any confidentiality, non-competition agreement or any other similar type of restriction that may affect your ability to devote full time and attention to your work at Company. If you have entered into any agreement that may restrict your activities on behalf of the Company, please provide me with a copy of the agreement as soon as possible.

Other Terms: As a condition of your employment, you will be required to sign the Company’s Employee Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement. A copy of that Agreement is enclosed. This offer and Agreement shall be governed by the laws of the Commonwealth of Massachusetts. In addition, as with all employees, our offer to you is contingent on your submission of satisfactory proof of your identity and your legal authorization to work in the United States.

We are excited about you becoming a Zafgen employee. If you have any questions about this information, please do not hesitate to call. Otherwise, please confirm your acceptance of this offer of employment by signing below and returning a copy to me no later than June 9, 2014. We are confident that with you background and skills, you will have an immediate positive impact on our organization.

Very truly yours,

/s/ Thomas Hughes
Thomas Hughes, President and CEO

ACKNOWLEDGED AND AGREED:

/s/ Patrick Loustau
Patrick Loustau